Exhibit 4.34

SUBSCRIPTION AGREEMENT

dated as of June 20, 2016

among

JD.COM, INC.

and

NEWHEIGHT HOLDINGS LTD.

i

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of June 20, 2016, by and among:

1.                                      JD.com, Inc., a company incorporated under the laws of the Cayman Islands (the “Company”); and

2.                                      Newheight Holdings Ltd., a company incorporated under the laws of the Cayman Islands (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Purchaser is the direct or indirect owner of, or directly or indirectly controls, the Relevant Newheight Group Companies (as defined below);

WHEREAS, the Company desires to purchase, or cause one or more of the Relevant JD Group Companies (as defined below) to purchase, and the Purchaser desires to sell, or cause one or more of the Relevant Newheight Group Companies to sell, the Transferred Assets (as defined below), pursuant to the terms and conditions set forth in this Agreement and the other Transaction Agreements (as defined below);

WHEREAS, the Company and/or certain Relevant JD Group Companies on the one hand, and the Purchaser and/or certain Relevant Newheight Group Companies on the other hand, desire to enter into the Transition Cooperation Agreement and the BCA (each as defined below), pursuant to the terms and conditions set forth in this Agreement and the other Transaction Agreements;

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to sell to the Purchaser, certain class A ordinary shares (“Class A Ordinary Shares”) of the Company pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, in relation to this Agreement, the Company and the Purchaser desire to enter into an investor rights agreement (the “Investor Rights Agreement”), in substantially the same form attached hereto as Exhibit A, to memorialize their mutual agreements and understandings relating to the Purchaser’s ownership of the Class A Ordinary Shares and certain rights granted to the Purchaser by the Company in relation thereto;

WHEREAS, the payment obligations contemplated hereunder are settled in USD with reference to RMB amounts calculated based on the Agreed Exchange Rate;

WHEREAS, the cash amount paid by the Purchaser to the Company in accordance with Section 2.1(a) of this Agreement is equal to the cash amounts that the Company’s Affiliates will pay to the Purchaser’s Affiliates to purchase the Transferred Assets; and

WHEREAS, the Company understands that Purchaser intends for the transfer of Transferred Assets in exchange for the Class A Ordinary Shares to qualify as a series of “reorganizations” as defined in Section 368(a)(1)(C) of the Code for US federal income tax purposes and that Purchaser intends to take all steps necessary for the transfer to so qualify, provided that the Company is providing no representations, warranties or covenants regarding such qualification or the tax treatment of the transactions contemplated by this Agreement or the other Transaction Agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, agrees as follows:

ARTICLE I
DEFINITION AND INTERPRETATION

Section 1.1            Definition, Interpretation and Rules of Construction.

(a)           As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by the subject Person or together with the subject Person is jointly controlled by any third party. “control” (including, its correlative meanings “controlled by”) means a Person directly or indirectly owns at least 50% of the equity interests or voting rights of such subject Person, or directly or indirectly has an actual discretion or controlling power over the operation of such subject Person by entry into contractual arrangements or by other means. With respect to any Person, its “Affiliates” includes the Subsidiaries, whether directly or indirectly owned, that are controlled by it (including the PRC domestic affiliate companies controlled by such Person through a variable interest entity structure). Notwithstanding any other provisions hereunder, for the purposes of this Agreement, (i) Walmart and the Relevant Newheight Group Companies shall be deemed as Affiliates of the Purchaser, and (ii) none of Dada and its controlled Affiliates shall be deemed as Affiliate of the Company.

“Agreed Exchange Rate” means RMB6.5795:USD1, the rate published by SAFE on June 17, 2016.

“BCA” means the business cooperation agreement entered into by and between the Company and Walmart (China) Investment Co., Ltd. on the date hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in China, Hong Kong or New York are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“China” or “PRC” means the People’s Republic of China, excluding Hong Kong, Taiwan and Macau Special Administrative Region for the purposes of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Company Securities” means ordinary shares or derivatives of the Company’s equity securities.

“Contracts” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, security agreement, license, franchise, commitment or other arrangement or agreement, whether written or oral.

“Dada” means Dada Nexus Limited, an exempted company registered under the laws of the Cayman Islands.

“Dada BCA” means the business cooperation agreement entered into by and between Walmart (China) Investment Co., Ltd. and Dada on the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Fundamental Representations” means (i) the representations and warranties that are identified as “Fundamental Representations” in any Indemnified Transaction Agreement and (ii) the representations and warranties set forth under Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(g), Section 3.2(a), Section 3.2(b) and Section 3.2(c) of this Agreement.

“Governmental Entity” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental, regulatory, self-regulatory or enforcement authority or instrumentality, whether domestic, foreign or supranational.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indemnified Transaction Agreements” means this Agreement, the Transition Cooperation Agreement, and each other document or agreement that is (i) confirmed in writing by the Company and Purchaser as an Indemnified Transaction Agreement, or (ii) entered into or delivered in connection with the transfer of any assets or properties to any Relevant JD Group Company from the Purchaser or any Relevant Newheight Group Companies.

“Material Adverse Effect” means any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, has had, has, or could reasonably be expected to have a material adverse change in or a material adverse effect on (i) the condition (financial or otherwise), affairs, assets, properties, employees, liabilities, results of operations, business or operations of such party or its Subsidiaries taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated by the Transaction Agreements and to timely perform its material obligations hereunder and thereunder, in each case except to the extent that any such material adverse change or effect results or arises from (A) any action required to be taken pursuant to the terms and conditions of this Agreement, (B) changes in generally accepted accounting principles that are generally applicable to comparable companies (to the extent not materially disproportionately affecting such party or its Affiliates), (C) changes in general economic and market conditions (to the extent not materially disproportionately affecting such party or its Subsidiaries), (D) the execution, announcement or disclosure of this Agreement or any other Transaction Agreement or the pendency or consummation of the transactions hereunder or thereunder, (E) actions or omissions of the other Party or its Affiliates, or actions or omissions of a Party or its Affiliates that have been consented to by the other Party in writing or otherwise contemplated by the Transaction Agreements, (F) changes in general legal, tax or regulatory conditions (to the extent not materially disproportionately affecting such party or its Affiliates), (G) changes in national or international political or social conditions, including any engagement in hostilities or the occurrence of any military or terrorist attack or civil unrest, or (H) earthquakes, hurricanes, floods or other natural disasters.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any Governmental Entity, officer, department, commission, board, bureau, or instrumentality thereof.

“Relevant JD Group Companies” has the meaning given to such term under the Transaction Agreements.

“Relevant Newheight Group Companies” means the Purchaser and each of its Affiliates that is a party to any Transaction Agreement.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees and agents.

“RMB” means the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Subsidiary” with respect to any Person, means any other Person, whether or not existing on the date hereof, in which the specified Person directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest or voting power of or in such other Person or otherwise controls such other Person, whether through Contract or otherwise (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of such Person in accordance with the generally accepted accounting principles applicable to such Person).

“Tax” or “Taxes” means (i) all taxes, governmental levies, or other like governmental assessments including all federal, state, county, local, municipal, or foreign corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture, accumulated earnings, windfall profits, estimated and other taxes, charges, duties or levies imposed or collected by any Governmental Entity, including any amount owed in respect of any Law relating to unclaimed property or escheat, all interest, penalties and additions imposed with respect to such amounts, and (ii) any amount owing in respect of clause (i) as a result of being a member of a combined, consolidated, unitary, affiliated or similar group, as a transferee or successor, by Contract or pursuant to Law.

“Tax Return” means and includes all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes.

“Transaction Agreements” means this Agreement, the Investor Rights Agreement, the Transition Cooperation Agreement, the BCA and each other document or agreement that is (i) confirmed in writing by the Company (or any of its Affiliates) and Purchaser (or any of its Affiliates) as a Transaction Agreement, or (ii) entered into or delivered in connection with the transactions contemplated hereby and thereby by and among the Company and its Subsidiaries and Affiliates on the one hand, and the Purchaser and the Relevant Newheight Group Companies on the other hand.

“Transferred Assets” means any assets of Relevant Newheight Group Companies that are or will be transferred to the Company or an Affiliate of the Company under any Transaction Agreement.

“Transition Cooperation Agreement” means the transition cooperation agreement entered into by and among the Company and an Affiliate of the Purchaser on the date hereof.

“U.S. GAAP” means the generally accepted accounting principles of the United States.

“USD” or “US$” means United States Dollars, the lawful currency of the United States of America.

“Walmart” means Wal-Mart Stores, Inc., a Delaware corporation.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
“ADSs”	3.1(f)
“Agreement”	Preamble
“Class A Ordinary Shares”	Preamble
“Closing”	2.2(a)

“Closing Date”	2.2(a)
“Company”	Preamble
“Company Financial Statements”	3.1(h)(ii)
“Confidential Information”	6.11(a)
“Dispute”	6.2
“FINRA”	3.2(g)(vi)
“Government Officials”	3.1(o)(ii)
“Investor Rights Agreement”	Preamble
“Lock-Up Period”	4.5
“Material Contracts”	3.1(m)
“Offshore Payment”	2.1(b)
“Ordinary Shares”	Preamble
“Purchaser”	Preamble
“SEC Documents”	3.1(h)(i)
“Securities Act”	2.2(d)
“Standstill Period”	4.6(a)
“Subscription Shares”	2.1(a)

(c)           In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)            The words “Party” and “Parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(ii)           When a reference is made in this Agreement to an Article, Section, Exhibit or clause, such reference is to an Article, Section, Exhibit or clause of this Agreement.

(iii)          The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(iv)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(v)           The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(vi)          All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(vii)         The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(viii)        The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(ix)          The term “$” means United States Dollars.

(x)           The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(xi)          A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(xii)         References herein to any gender include the other gender.

(xiii)        The Parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II
CERTAIN TRANSACTIONS; CLOSING

Section 2.1            Certain Transactions.

Upon the terms and subject to the conditions contained in this Agreement, the Purchaser hereby agrees to purchase, and the Company hereby agrees to issue, sell and deliver to the Purchaser, 144,952,250 shares of Class A Ordinary Shares (the “Subscription Shares”), free and clear of all liens or encumbrances (except for restrictions created by virtue of this Agreement or any other Transaction Agreements).

In consideration for the Company’s issuance of the Subscription Shares to the Purchaser, the Purchaser shall, and shall cause the Relevant Newheight Group Companies to:

(a)           pay US$700,039,132 to the Company (the “Offshore Payment”) by wire transfer of immediately available funds to the account designated by the Company in writing; the payment of US$111,954,931 of the Offshore Payment in USD having been determined by reference to an RMB equivalent calculation based on the Agreed Exchange Rate is in settlement of a US Dollar obligation with reference to RMB equivalent calculated based on the  Agreed Exchange Rate;

(b)           deliver to the Company the Transition Cooperation Agreement, the BCA, the Investor Rights Agreement and the other Transaction Agreements and the Dada BCA duly and validly executed by the Purchaser and/or the Relevant Newheight Group Companies; and

(c)           sell and transfer to the Company and/or the Relevant JD

Group Companies the Transferred Assets pursuant to the Transaction Agreements.

Additionally, the Company shall, or shall cause the Relevant JD Group Companies to:

(a)           deliver to the Purchaser (i) the Transition Cooperation Agreement, the BCA, the Investor Rights Agreement and the other Transaction Agreements duly and validly executed by the Company and/or the applicable Relevant JD Group Companies and (ii) the Dada BCA duly and validly executed by Dada; and

(b)           purchase, acquire and accept from the Relevant Newheight Group Companies the Transferred Assets pursuant to the Transaction Agreements.

Section 2.2            Closing Deliverables.

(a)           Closing.  The closing of the transactions contemplated hereunder (the “Closing”) shall take place remotely via the electronic exchange of the closing documents and signatures (followed by prompt delivery of the originals therefor) concurrently with the satisfaction of all conditions and delivery obligations of the Parties set forth herein on the date hereof (the “Closing Date”). All transactions occurring at the Closing shall be deemed to occur simultaneously, and shall be effective as of the Closing and upon occurrence of all transactions contemplated by Section 2.1. For the avoidance of doubt, the consummation of the transactions contemplated by this Agreement and the Transaction Agreements shall occur together, and the Closing shall be deemed not to have occurred if any Party fails to deliver any agreement or other instrument or document required or contemplated under this Section 2.2.

(b)           At the Closing, the Purchaser shall:

(i)            pay to the Company the Offshore Payment by wire transfer of funds to a bank account designated by the Company in writing;

(ii)           deliver to the Company copies of the Transaction Agreements duly and validly executed by each party to such Transaction Agreements (other than the Company and/or the Relevant JD Group Companies);

(iii)          deliver or cause the delivery of all the documents expressly required under the Transaction Agreements required to be delivered to the Company and/or the Relevant JD Group Companies at Closing, as applicable; and

(iv)          deliver to the Company a certificate signed by an authorized signatory of the Purchaser, certifying that all corporate and other actions required to be taken by the Purchaser and the Relevant Newheight Group Companies in connection with the transactions contemplated under the Transaction Agreements have been completed and including copies of resolutions of the board of directors and/or shareholders (as applicable) of the Purchaser and the Relevant Newheight Group Companies approving the Transaction Agreements and the transactions contemplated thereby.

(c)           At the Closing, the Company shall:

(i)            deliver to the Purchaser duly issued share certificates issued in favor of the Purchaser representing the Subscription Shares;

(ii)           cause its register of members to be duly updated to reflect the issue and allotment of the Subscription Shares to the Purchaser, and deliver a copy of such updated register of members to the Purchaser;

(iii)          deliver to the Purchaser copies of the Transaction Agreements duly and validly executed by the Company and/or the applicable Relevant JD Group Companies (to the extent they are a party thereto); and

(iv)          deliver to the Purchaser a certificate signed by an authorized signatory of the Company, certifying that all corporate actions required to be taken by the Company and the Relevant JD Group Companies in connection with the transactions contemplated under the Transaction Agreements have been completed.

(d)           Restrictive Legend.  Each certificate representing any of the Subscription Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE.  THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS, AND (B) IF NOT OTHERWISE IN COMPLIANCE WITH THE SUBSCRIPTION AGREEMENT BETWEEN THE COMPANY AND NEWHEIGHT HOLDINGS LTD., DATED JUNE 20, 2016 (THE “SUBSCRIPTION AGREEMENT”) AND THE INVESTOR RIGHTS AGREEMENT BETWEEN THE COMPANY AND NEWHEIGHT HOLDINGS LTD., DATED JUNE 20, 2016 (THE “INVESTOR RIGHTS AGREEMENT”).  ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS OR ANY OTHER RESTRICTIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT OR THE INVESTOR RIGHTS AGREEMENT SHALL BE VOID.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1            Representations and Warranties of the Company.  Except as set forth in the disclosure schedule delivered to the Purchaser in connection herewith on or prior to the date hereof, the Company hereby represents and warrants to the Purchaser that, as of the date hereof and as of the Closing, the following representations and warranties are true and correct:

(a)           Due Formation.  The Company is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, has the requisite corporate power and authority to own, lease and operate its business and assets and to conduct its business as currently conducted and as described in the SEC Documents, and is duly qualified to transact business in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           Authority; Valid Agreement.  The Company and the Relevant JD Group Companies each has all requisite legal power and authority to execute, deliver and perform its obligations under the Transaction Agreements to which each is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of each of the Transaction Agreements by the Company and the Relevant JD Group Companies have been duly authorized by all necessary corporate action on the part of the Company and the Relevant JD Group Companies.  This Agreement has been, and each other Transaction Agreement will be duly executed and delivered by the Company or the Relevant JD Group Companies and, assuming due authorization, execution and delivery by the Purchaser and the other parties thereto, constitutes (or, when executed and delivered in accordance therewith will constitute) a legal, valid and binding obligation of the Company or the Relevant JD Group Companies, as the case may be, enforceable against the Company or the Relevant JD Group Companies in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(c)           Due Issuance of the Subscription Shares.  The Subscription Shares will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of this Agreement or any other Transaction Agreements.  Upon entry of the Purchaser into the register of members of the Company as the legal owner of the Subscription Shares, the Company will transfer to the Purchaser good and valid title to the Subscription Shares.

(d)           Non-contravention.  None of the execution and the delivery of this Agreement and the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby, by the Company or the Relevant JD Group Companies will (i) violate any provision of the organizational documents of the Company or the Relevant JD Group Companies or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or the Relevant JD Group Companies are subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any Contract to which the Company or the Relevant JD Group Companies are a party or by which the Company or the Relevant JD Group Companies are bound or to which any of the Company’s or the Relevant JD Group Companies’ assets are subject.  There is no action, suit or proceeding, pending or threatened against the Company or the Relevant JD Group Companies that questions the validity of the Transaction Agreements or the right of the Company or the Relevant JD Group Companies to enter into this Agreement or any other Transaction Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby.

(e)           Consents and Approvals.  Subject to the accuracy of the representations and warranties of the Purchaser and/or the Relevant Newheight Group Companies under this Agreement and other Transaction Documents, none of the execution and delivery by the Company or the Relevant JD Group Companies of this Agreement or any other Transaction Agreements to which it is a party, nor the consummation by the Company or the Relevant JD Group Companies of any of the transactions contemplated hereby or thereby, nor the performance by the Company or the Relevant JD Group Companies of this Agreement or such other Transaction Agreements in accordance with their respective terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing.

(f)            Compliance with NASDAQ requirements.  The Company is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.  The Company has not taken any action designed to, or reasonably likely to have the effect of, delisting the American Depositary Shares representing Class A Ordinary Shares of the Company (the “ADSs”) from NASDAQ.  The Company has not received any notification that the SEC or NASDAQ is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto). The Company is in compliance with the Sarbanes-Oxley Act in all material respects.

(g)           Capitalization.

(i)            The authorized share capital of the Company is US$2,000,000 divided into 99,000,000,000 class A ordinary shares of a nominal or par value of US$0.00002 each and 1,000,000,000 class B ordinary shares of a nominal or par value of US$0.00002 each, of which 2,317,929,638 class A ordinary shares and 475,827,011  class B ordinary shares are issued and outstanding as of May 31, 2016.  Except as set forth in the SEC Documents, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.  The Subscription Shares will represent 5.22% of the outstanding share capital of the Company (prior to the issuance of such Subscription Shares) on a Fully-Diluted (by Treasury Method) (as defined in the Investor Rights Agreement) basis as of May 31, 2016.

(ii)           Except as set forth above in this Section 3.1(g) and in the SEC Documents, there are no outstanding (A) shares of capital stock or voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iii)          Except as disclosed in the SEC Documents, there are no registration rights, rights of first offer, rights of first refusal, tag-along rights, director appointment rights, governance rights or other similar rights with respect to the securities of the Company that have been granted to any Person.

(h)           SEC Matters; Financial Statements.

(i)            The Company has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Documents (as the case may be) and (B) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the material statements therein, in the light of the circumstances under which they were made, not misleading.

(ii)           The financial statements (including any related notes) contained in the SEC Documents (collectively, the “Company Financial Statements”): (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby, except as disclosed therein and as permitted under the Exchange Act.

(iii)          Except as disclosed in the SEC Documents, the Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with

U.S. GAAP, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of material assets of the Company. There are no material weaknesses or significant deficiencies in the Company’s internal controls. The Company’s auditors and the audit committee of the board of directors of the Company have not been advised of any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2015, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(iv)          The “disclosure controls and procedures” (as defined in Rules 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) of the Company are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure.

(v)           The Company is not a party to and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement, arrangement or undertaking, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract, agreement, arrangement or undertaking is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other SEC Documents.

(i)            No Undisclosed Liabilities.  Except as set forth in the SEC Documents or has not had, or would not reasonably be expected to have, a Material Adverse Effect on the Company, neither the Company nor any of its significant Subsidiaries has incurred or undertaken any liabilities or obligations, whether direct or indirect, liquidated or contingent, matured or unmatured, or entered into any transactions, including any acquisition or disposition of any business or asset, that would be required to be disclosed in accordance with U.S. GAAP, other than (i) liabilities or obligations disclosed and provided for in the Company Financial Statements or in the notes thereto or otherwise disclosed in the SEC Documents, (ii) liabilities or obligations that have been incurred by the Company since December 31, 2015 in the ordinary course of business or (iii) liabilities or obligations arising under or in connection with the transactions contemplated by this Agreement or any other Transaction Agreements.

(j)            Investment Company; Per Se Company Status.  The Company is not and, after giving effect to the offering and sale of the Subscription Shares, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.  Neither the Company nor any of the Relevant JD Group Companies, nor any of the Relevant JD Group Companies’ respective direct parent entities, is a per se corporation (gufen youxian gongsi) as a Hong Kong Public Company Limited Company as defined in Treasury Regulation Section 301.7701-2(b)(8)(i).  Neither the Relevant JD Group Companies, nor any of the Relevant JD Group Companies’ respective direct parent entities, will take any action to revoke or invalidate entity classification elections made to treat such entities for the transactions contemplated by the Transaction Agreements as disregarded for U.S. tax purposes pursuant to the Treasury regulations under the Code Section 7701.

(k)           Brokers.  The Company has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Subscription Shares, and the Company is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Subscription Shares.

(l)            Contracts.  The Company has filed as exhibits to the SEC Documents all contracts, agreements and instruments (including all amendments thereto) that are required to be filed in the SEC Documents (the “Material Contracts”).  Each Material Contract is in full force and effect, except where such failures to be in effect would not reasonably be expected to have a Material Adverse Effect.  The Company is not in default under, or in breach or violation of, any Material Contract, except where such default, breach or violation would not reasonably be expected to have a Material Adverse Effect.

(m)          Litigation.  Except as disclosed in the SEC Documents, there are no pending or, to the knowledge of the Company, threatened actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings before or by any governmental authority or by any other person against the Company, its Subsidiaries or any officer or director of the Company in their capacities as such, as would have, if decided adversely, a Material Adverse Effect.

(n)           Absence of Certain Changes.  Except as set forth in the SEC Documents, since December 31, 2015, there has been no Material Adverse Effect has occurred.

(o)           Compliance with Laws.

(i)            The business of the Company and its significant Subsidiaries is not being conducted in material violation of any applicable law or government order applicable to the Company or its Subsidiaries.

(ii)           None of the Company nor, to the knowledge of the Company, any Representative of the Company nor any independent sales representative, consultant, intermediary, distributor or any other Person acting on behalf of the Company, has, directly or indirectly, taken any action which would cause them or any other Person to be in violation of:  (i) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (ii) the UK Bribery Act 2010; or (iii) any other applicable anti-corruption and/or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity of China or any jurisdiction applicable to the Company (whether by virtue of jurisdiction or organization or conduct of business).

(iii)          None of the Company nor, to the knowledge of the Company, any Representative of the Company nor any independent sales representative, consultant, intermediary, distributor or any other Person acting on behalf of the Company, has, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any of the following persons for the purpose of influencing any act or decision of such person in his official capacity, inducing such person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person:  (i) any person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in clauses (i), (ii), (iii) and (iv) of this subsection collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(iv)          The books, records and accounts of the Company have at all times, in all material respects, accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets.  There have never been any false or fictitious entries made in the books, records or accounts of the Company relating to any illegal payment or secret or unrecorded fund, and the Company has not established or maintained a secret or unrecorded fund.

(v)           None of the Company nor, to the knowledge of the Company, any Representative of the Company nor any independent sales representative, consultant, intermediary, distributor or any other Person acting on behalf of the Company, has, directly or indirectly, made any payments or transfers of value with the intent, or which have the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining business.

(vi)          Except for those circumstances which would not result in violation of applicable anti-corruption and/or anti-bribery laws, neither the Company nor any of its directors, officers or employees is a Government Official.

(p)           Controlled Foreign Corporation.  Immediately after the Closing, the Company will not be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) with respect to the Subscription Shares.  In the event that the Company is determined by its Tax advisors or the Tax advisors of the Purchaser to be a CFC with respect to the Subscription Shares, the Company agrees to use commercially reasonable efforts to avoid generating Subpart F Income (as defined in Section 952 of the Code) (“Subpart F Income”).  The Company shall provide the Purchaser with access to such Company information as may be required by the Purchaser to determine the Company’s status as a CFC and to determine whether the Purchaser or any of the

Purchaser’s Partners is required to report its pro rata portion of the Company’s Subpart F Income on its United States federal income tax return, or to allow the Purchaser or the Purchaser’s Partners to otherwise comply with applicable United States federal income tax laws.  For purposes of this Section 3.1(p) and Section 3.1(q) below, (i) the term “Purchaser’s Partners” shall mean each of the Purchaser’s shareholders, members or other equity holders and any direct or indirect equity owners of such entities and (ii) the “Company” shall mean the Company and any of its Subsidiaries.

(q)           Passive Foreign Investment Company.  To its knowledge after consultation with its Tax advisors, the Company was not a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code for its taxable year ended December 31, 2015 and does not anticipate being a PFIC for its taxable year ending December 31, 2016.  The Company shall make due inquiry with its Tax advisors on at least an annual basis regarding its status as a PFIC, and if the Company is informed by its tax advisors that it has become a PFIC, or that there is a likelihood of the Company being classified as a PFIC for any taxable year, the Company shall promptly notify the Purchaser in writing of such status or risk, as the case may be.  In connection with a “Qualified Electing Fund” election made by a Purchaser or any of a Purchaser’s Partners pursuant to Section 1295 of the Code or a “Protective Statement” filed by such Purchaser or any of such Purchaser’s Partners pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to the Purchaser in a form reasonably requested by Purchaser as soon as reasonably practicable following the end of each taxable year of the Company (but in no event later than 90 days following the end of each such taxable year), and shall provide the Purchaser with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement.

Section 3.2            Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company that, as of the date hereof and as of the Closing, the following representations and warranties are true and correct:

(a)           Due Formation.  Each of the Purchaser and the Relevant Newheight Group Companies is duly formed, validly existing and in good standing in the jurisdiction of its organization. Each of the Purchaser and the Relevant Newheight Group Companies has all requisite power and authority to carry on its business as it is currently being conducted.

(b)           Authority.  Each of the Purchaser and the Relevant Newheight Group Companies has full power and authority to enter into, execute and deliver the Transaction Agreements to which it is or is to become a party and each other agreement, certificate, document and instrument to be executed and delivered by the Purchaser or such Relevant Newheight Group Company pursuant to each such Transaction Agreement and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby or thereby.  The execution and delivery by the Purchaser or any Relevant Newheight Group Company of each Transaction Agreement to which it is or is to become a party and the performance by the Purchaser or such Relevant Newheight Group Company of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c)           Valid Agreement.  This Agreement has been, and each other Transaction Agreement to which the Purchaser or any Relevant Newheight Group Company is or is to become a party will be, duly executed and delivered by the Purchaser or such Relevant Newheight Group Company and constitutes (or, when executed and delivered in accordance therewith will constitute), the legal, valid and binding obligation of the Purchaser and such Relevant Newheight Group Company, enforceable against the Purchaser and such Relevant Newheight Group Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(d)           Non-contravention.  None of the execution and the delivery of this Agreement or any other Transaction Agreement, nor the consummation of the transactions contemplated hereby or thereby, by the Purchaser or any Relevant Newheight Group Company will (i) violate any provision of the organizational documents of the Purchaser or such Relevant Newheight Group Company or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser or such Relevant Newheight Group Company is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any Contract to which the Purchaser or such Relevant Newheight Group Company is a party or by which the Purchaser or such Relevant Newheight Group Company is bound or to which the Purchaser’s or such Relevant Newheight Group Company’s assets are subject.  There is no action, suit or proceeding, pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any Relevant Newheight Group Company that questions the validity of any Transaction Agreement or the right of the Purchaser or any Relevant Newheight Group Company to enter into any Transaction Agreement to which the Purchaser or such Relevant Newheight Group Company is or is to become a party or to consummate the transactions contemplated hereby or thereby.

(e)           Consents and Approvals.  None of the execution and delivery by the Purchaser or any Relevant Newheight Group Company of this Agreement and the other Transaction Agreements to which the Purchaser or such Relevant Newheight Group Company is or is to become a Party, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by the Purchaser or any Relevant Newheight Group Company of this Agreement or any such Transaction Agreements in accordance with their respective terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing.

(f)            Litigation.  There are no pending or, to the knowledge of the Purchaser, threatened actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings before or by any governmental authority or by any other person against the Purchaser, any Relevant Newheight Group Company, any Transferred Assets or any

officer, director or employee of the Purchaser or any Relevant Newheight Group Company in their capacities as such, as would have, if decided adversely, a Material Adverse Effect.

(g)           Status and Investment Intent.

(i)            Experience.  The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subscription Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii)           Purchase Entirely for Own Account.  The Purchaser is acquiring the Subscription Shares that it is purchasing pursuant to this Agreement for its own account for investment purpose only and not with the view to, or with any intention of, resale, distribution or other disposition thereof.  The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Subscription Shares in violation of the Securities Act or any other applicable state securities law.

(iii)          Solicitation.  The Purchaser was not identified or contacted through the marketing of the transactions contemplated by this Agreement.  The Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts.  The purchase of the Subscription Shares by the Purchaser was not solicited by or through anyone other than the Company.

(iv)          Restricted Securities.  The Purchaser acknowledges that the Subscription Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Subscription Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.

(v)           Status.  The Purchaser is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act.

(vi)          FINRA.  The Purchaser does not, directly or indirectly, own more than five percent (5%) of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of the Free-Riding and Withholding Interpretation of FINRA.

(h)           Brokers.  None of the Purchaser and the Relevant Newheight Group Companies has dealt with any broker, finder, commission agent, placement agent or arranger in connection with any transactions contemplated under any Transaction Agreements, and none of the Purchaser and the Relevant Newheight Group

Companies is under or would subject the Company or any of its Affiliates to any obligation to pay any broker’s fee or commission in connection with any transactions contemplated under any Transaction Agreements.

(i)            None of the Transferred Assets is a “United States real property interest” within the meaning of Section 897(c) of the Code.

ARTICLE IV
COVENANTS

Section 4.1            Post-Closing Obligations.  Subject to the terms and conditions of this Agreement, the Company and the Purchaser will, and cause their respective Subsidiaries and controlled Affiliates to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. On and after the Closing Date, and subject to the provisions of this Agreement, the Company and the Purchaser agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to implement the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 4.2            Access to Information.  From the date of this Agreement and through the completion of any and all transactions contemplated under any Transaction Agreements, upon reasonable notice, the Purchaser shall, subject to applicable law, afford the Company and its officers, employees, agents, accountants, counsel and representatives reasonable access, during normal business hours, to the offices, personnel, books and records of the Relevant Newheight Group Companies.  All Confidential Information furnished to a party or its advisor by a party or its advisor in connection with the transactions contemplated by the Transaction Agreements shall be subject to, and the recipient of such information shall hold all such information in confidence in accordance with, the confidentiality provisions in Section 6.11.

Section 4.3            Securities Law Filings.  The Purchaser and the Company shall timely file all forms, reports and documents required to be filed by each with the SEC (including filing any required statements of beneficial ownership on Schedule 13D or Schedule 13G and such filings as may be required under Section 16 of the Exchange Act) as a result of the issuance of the Subscription Shares, provided that each Party shall provide the other with reasonable chance to review the relevant documents prior to the filing.

Section 4.4            Distribution Compliance Period.  The Purchaser agrees not to resell, pledge or transfer any Subscription Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the 40 days following the Closing.

Section 4.5            Compliance with Transaction Agreements.  The Purchaser hereby covenants and agrees with the Company to cause each covenant and agreement of any Relevant Newheight Group Companies party to each of the Transaction Agreements to be fully performed, satisfied and discharged, as if such covenants and agreements were set forth herein and repeated by the Purchaser hereunder as a primary obligor.  The Company hereby covenants and agrees with the Purchaser to cause each covenant and agreement of any Relevant JD Group Companies party to each of the Transaction Agreements to be fully performed, satisfied and discharged, as if such covenants and agreements were set forth herein and repeated by the Company hereunder as a primary obligor.

Section 4.6            Tax Matters.  For a period of three (3) years following the Closing, both Parties shall reasonably cooperate with each other in furnishing information and documents in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature (other than any disputes for which an indemnity claim has been made in accordance with Schedule 1) with respect to Tax imposed with respect to the Transferred Assets; and (ii) furnish or cause to be furnished to each other (each at its own expense), as promptly as reasonably practicable, such information (including access to books and records) relating to the Transferred Assets, as is reasonably necessary for the filing of any such Tax Returns, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes (other than with respect to any claims or suits for which an indemnity claim has been made under ARTICLE V and Schedule 1).

ARTICLE V
INDEMNIFICATION

Section 5.1            Indemnification.  The Parties hereby agree to the provisions set forth in Schedule 1, which is incorporated hereby into this Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1            Survival of the Representations and Warranties.  All representations and warranties made by any Party hereunder and in each other Indemnified Transaction Agreement shall expire on the date that is eighteen (18) months after the Closing, except as to any claims hereunder and thereunder which have been asserted in writing pursuant to Section 1 of Schedule 1 against the Party making such representations and warranties on or prior to such applicable expiration date and the relevant party’s Fundamental Representations, each of which shall survive until the expiration of the applicable statute of limitations.

Section 6.2            Governing Law; Arbitration.  This Agreement shall be governed and interpreted in accordance with the laws of New York State, U.S.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, construction, interpretation, validity, termination or implementation (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force.  There shall be three arbitrators.  The Company shall have the right to appoint one arbitrator, the Purchaser shall have the right to appoint one arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre.  The law of this arbitration clause shall be New York law.  The arbitration proceedings shall be conducted in English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, either Party may seek immediate injunctive relief or other interim relief from any court of competent jurisdiction as necessary to enforce the provisions of this Agreement.

Section 6.3            Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except as set forth in Schedule 1 with respect to Indemnified Parties (as defined therein) or as expressly provided otherwise in this Agreement.

Section 6.4            Amendment.  This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 6.5            Binding Effect.  This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 6.6            Assignment.  Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any Party without the express written consent of the other Parties.  Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 6.7            Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given to the Party at the address set forth below (a) if in writing and served by personal delivery upon the Party for whom it is intended, on the date of such delivery; (b)  if delivered by certified mail, registered mail or courier service, return-receipt received, on the date of such delivery; or (c) if delivered by email, upon confirmation of receipt by a non-automated response:

If to the Company, at:

Address:	21/F, Building A, No.18 Kechuang 11th Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC
Attn.:	Legal Department (Mergers and Acquisitions Group)
E-mail:	legalnotice@jd.com

with a copy (which shall not constitute notice) to:

Address:	20/F, Building A, No. 18 Kechuang 11th Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC

Attn.:	Corporate Development Department (Strategy and Investment Department)
E-mail:	qyfz@jd.com

With a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP
47/F PARK PLACE
1601 NANJING ROAD WEST
SHANGHAI 200040 CHINA
Email: Jeffrey.sun@orrick.com
Attn: Jie SUN (Jeffrey)

If to the Purchaser, at:	c/o Walmart eCommerce
850 Cherry Avenue
San Bruno, CA 94066
Attn: CEO

With a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
Email: ccomey@mofo.com
Attn: Charles C. Comey

Any Party may change its address for purposes of this Section 6.7 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 6.8            Entire Agreement.  This Agreement and the other Transaction Agreements (together with the schedules and exhibits hereto and thereto) together constitute the entire understanding and agreement between the Parties with respect to the matters covered hereby and thereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby and thereby are superseded by this Agreement and the other Transaction Agreements.

Section 6.9            Severability.  If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.10          Fees and Expenses.  Except as otherwise provided in this Agreement or any other Transaction Agreements, the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 6.11          Confidentiality.

(a)           Each Party shall, and shall cause its Affiliates to, keep confidential any non-public material or information with respect to the business, technology, financial conditions, and other aspects of the other Parties which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, hereinafter the “Confidential Information”).  Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Parties or their Affiliates, representatives or agents, so long as such party was not, to the knowledge of the receiving Party, subject to a duty of confidentiality to such Party or Affiliates or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party.  No Party shall disclose such Confidential Information to any third Party.  Either Party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement; and shall not use such Confidential Information for any other purposes.  The Parties hereby agree, for the purpose of this Section 6.11, that the existence and terms and conditions of this Agreement and schedule hereof shall be deemed as Confidential Information (subject to the exclusion described in subsection (b) of the second sentence of this Section 6.11 to the extent disclosed publicly in compliance with Section 6.15).

(b)           Notwithstanding any other provisions in this Section 6.11, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Entity, such Party may, in accordance with its understanding of the applicable laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable laws; provided that, the Party who is required to make such disclosure shall, to the extent permitted by law and so far as it is reasonably practicable, provide the other Parties with prompt notice of such requirement and reasonably cooperate with the other Parties at such other Parties’ request and at the requesting Party’s cost, to enable such other Parties to seek an appropriate protection order or remedy.  In addition, each Party may disclose, after giving prior notice to the other Parties to the extent reasonably practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Agreement; provided that, the Party who is required to make such disclosure shall, to the extent permitted by law and so far as it is reasonably practicable, at the other Parties’ request and at the requesting Party’s cost, reasonably cooperate with the other Parties to enable such other Parties to seek an appropriate protection order or remedy.

(c)           Each Party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of the Transaction Agreements; provided that, such Party shall ensure such persons strictly abide by the confidentiality obligations hereunder.

(d)           The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement for a period of five (5) years. Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other Party.

Section 6.12          Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement or any other Transaction Agreements were not performed in accordance with the terms hereof or thereof and that the Parties shall be entitled to specific performance of the terms hereof or thereof, in addition to any other remedy at law or equity.

Section 6.13          Headings.  The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 6.14          Execution in Counterparts.  For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.  Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

Section 6.15          Public Disclosure.  Without limiting any other provision of this Agreement, the Purchaser and the Company shall consult with each other and issue a joint press release with respect to the execution of this Agreement and any other Transaction Agreements and the transactions contemplated hereby and thereby.  Thereafter, neither the Company nor the Purchaser, nor any of their respective Affiliates, shall issue any press release or other public announcement or communication (to the extent not previously publicly disclosed or made in accordance with this Agreement or any other Transaction Agreements) with respect to the transactions contemplated hereby or thereby without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent a Party’s counsel deems such disclosure necessary or desirable in order to comply with any law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing Party shall give the other Parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable law), shall limit such disclosure to the information such counsel advises is required to comply with such law or regulations, and if reasonably practicable, shall consult with the other Parties regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other Parties.  Notwithstanding anything to the contrary in this Section 6.15, the Purchaser and the Company may make public statements without the other Party’s consent, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made by the Company or the Purchaser and do not reveal material, non-public information regarding the other Parties or the transactions contemplated by this Agreement.

Section 6.16          Waiver.  No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

Section 6.17          No Partnership.  The relationship between the Parties established by this Agreement and each of the other Transaction Agreements is that of independent contractors, and nothing contained in this Agreement or any of the other Transaction Agreements shall be construed to (i) give any Party the power to direct or control the day-to-day activities of any other Party, or (ii) allow any Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.  The Parties acknowledge and agree the relationship between the Parties does not and will not constitute a partnership (including a limited partnership) or a joint venture by reason of this Agreement, any other Transaction Agreement or otherwise, that no Party is or will be, by reason of this Agreement, any other Transaction Agreement or otherwise, a partner or joint venturer of the other Party for any purpose, and that this Agreement and each of the other Transaction Agreements shall not be construed to suggest otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

JD.COM, INC.

By:	/s/ Qiangdong Liu
Name:	Qiangdong Liu
Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

NEWHEIGHT HOLDINGS LTD.

By:	/s/ Lu Wang
Name:	Lu Wang
Title:	Authorized Signatory